SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
[Amendment No. ___]

      Filed by the Registrant [X]
      Filed by a Party other than the Registrant

      Check the appropriate box:
      [  ]  Preliminary Proxy Statement
      [  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      [X]  Definitive Proxy Statement
      [  ]  Definitive Additional Materials
      [  ]  Soliciting Material under Section 240.14a-12

Equity Office Properties Trust
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

            Payment of Filing Fee (Check the appropriate box):

      [x]  No fee required.
      [  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      [  ]  Fee paid previously with written preliminary materials.
      [  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: __________

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EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2001

Dear Shareholder:

      You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Equity Office Properties Trust (“Equity Office”) to be held on Tuesday, May 22, 2001, at 9:00 a.m. (C.D.T.) at One North Franklin Street, 3rd Floor, Chicago, Illinois for the following purposes:

1. To elect four trustees of Equity Office to serve until the 2004 Annual Meeting of Shareholders; and

2. To transact such other business as may properly come before the meeting and any adjournment or postponement.

      Only shareholders of record of Equity Office common shares at the close of business on March 16, 2001 will be entitled to vote at the meeting or any adjournment or postponement thereof.

      It is important that your common shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

•	VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

      Any proxy may be revoked at any time prior to its exercise at the meeting.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President, Chief Legal Counsel
and Secretary

Chicago, Illinois
April 16, 2001

VOTING METHODS

      You have the right to vote and, if desired, to revoke your proxy any time before the Annual Meeting.

U.S. Mail	1. Mark your selections 2. Date and sign your name exactly as it appears on your proxy card 3. Mail in the return envelope
Proxy Card Voting

1. Within the U.S. and Canada, dial the toll free number shown on your proxy card 2. Enter your control number (printed on your proxy card above your name) 3. Follow the recorded instructions
Telephone Voting

1. Go to website address shown on your proxy card 2. Enter your control number (printed on your proxy card above your name) 3. Follow the instructions provided
Internet Voting

      If you hold your Equity Office common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Equity Office common shares by using any of the voting methods specified above. If your Equity Office common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your common shares voted.

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EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100

Chicago, Illinois 60606

PROXY STATEMENT

      Your vote is very important. For this reason, our Board of Trustees is soliciting the enclosed proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2001 annual meeting of shareholders of Equity Office Properties Trust to be held on Tuesday, May 22, 2001, at 9:00 a.m. (C.D.T.), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement contains information related to this solicitation and has been prepared for the Board by our management. “We,” “our” and “Equity Office” refer to Equity Office Properties Trust. This Proxy Statement, the enclosed proxy card and our 2000 Annual Report to Shareholders, which was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2000, are being mailed to shareholders beginning on or about April 16, 2001. Shareholders may obtain a copy of the exhibits to Equity Office’s Form 10-K for the year ended December 31, 2000 upon payment of a reasonable fee by writing to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Diane M. Morefield.

GENERAL INFORMATION ABOUT VOTING

      Who Can Vote. You are entitled to vote your Equity Office common shares if our records showed that you held your common shares as of the close of business on March 16, 2001. At the close of business on that date, a total of 308,878,996 common shares were outstanding and entitled to vote. Each common share has one vote. The enclosed proxy card shows the number of common shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

      Voting by Proxy Holders. If you hold your Equity Office common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Equity Office common shares by using the toll-free telephone number, the Internet website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Equity Office common shares as provided by those instructions. IF YOU GIVE US A SIGNED PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR EQUITY OFFICE COMMON SHARES WILL BE VOTED BY THE PROXY HOLDERS FOR THE ELECTION OF THE BOARD OF TRUSTEES’ FOUR NOMINEES AS TRUSTEES. If your Equity Office common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your common shares voted.

      Vote by Telephone. You can vote your Equity Office common shares by telephone by dialing, at no cost to you, the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on Monday, May 21, 2001. Easy-to-follow voice prompts allow you to vote your Equity Office common shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you are located outside the U.S. and Canada, you should use the collect calling option printed on your proxy card. If you vote by telephone, you do not need to return your proxy card.

      Vote by Internet. You can also choose to vote through the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on Monday, May 21, 2001. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, you do not need to return your proxy card.

      Vote by Mail. If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided.

      Voting on Other Matters. We are not now aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your common shares. If the meeting is adjourned or postponed, your common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

      How to Revoke Your Proxy Instructions. To revoke your proxy instructions, you must (1) so advise Equity Office’s Secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, in writing before your Equity Office common shares have been voted by the proxy holders at the meeting, (2) deliver to Equity Office’s Secretary before the date of the meeting your revised proxy instructions or (3) attend the meeting and vote your Equity Office common shares in person.

      How Votes Are Counted. A quorum of shares entitled to vote must be present in person or by proxy at the Annual Meeting. A majority of the outstanding Equity Office common shares entitled to vote constitutes a quorum. If you have returned valid proxy instructions or attend the meeting in person, your Equity Office common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Equity Office common shares through a broker, bank or other nominee, the nominee may only vote the Equity Office common shares which it holds for you as provided by your instructions.

      Cost of This Proxy Solicitation. Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in obtaining proxies from our common shareholders on a timely basis. We will pay MacKenzie Partners, Inc.’s reasonable out-of-pocket expenses plus a $5,000 fee for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

      We also expect that some of our employees will solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

      Attending the Annual Meeting. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. If you are a beneficial owner of common shares held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common shares held in street name, you will have to obtain a proxy in your name from the registered holder.

      List of Shareholders. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. (C.D.T.), at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may arrange to review this list by contacting Stanley M. Stevens, the Secretary of Equity Office.

PROPOSAL 1: ELECTION OF TRUSTEES

      Board of Trustees. The business and affairs of Equity Office are managed under the direction of the Board of Trustees, currently consisting of thirteen trustees. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than day-to-day operating details.

      Our Declaration of Trust provides that our trustees are divided into three classes with each class having a term of three years. The terms of four of our trustees expire in 2001. The Board has re-nominated Thomas E. Dobrowski, Jerry M. Reinsdorf, Edwin N. Sidman and Samuel Zell to serve as trustees of Equity Office until our 2004 annual meeting of shareholders.

      Vote Required. There is no cumulative voting in the election of trustees. Trustees are elected by a plurality of votes cast at the meeting. Each common share may be voted once for each position to be filled. Votes withheld for any trustee will not be counted.

      Although we know of no reason why any of the nominees would be unable to serve, should any nominee be unavailable for election, the proxy holders would vote your common shares to approve the election of any substitute nominee proposed by the Board of Trustees.

      Board Recommendation. The Board recommends a vote FOR each of the nominees. Proxies solicited by the Board will be voted FOR each of the nominees unless instructions to withhold or to the contrary are given.

      Principal Occupation of and Other Information Regarding Nominees and Trustees. Set forth below are biographies of each of the trustee nominees and our trustees, whose terms of office continue after the Annual Meeting, including committee memberships indicated as follows: (A) Executive Committee, (B) Audit Committee, (C) Compensation and Option Committee, (D) Conflicts Committee and (E) Trust Governance Committee. Ages are as of March 15, 2001.

Nominees for Election to Terms Expiring in 2004

      Thomas E. Dobrowski, 57, has been a trustee since July 1997. Since December 1994, Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation located in New York, New York, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates. For more than the past five years, Mr. Dobrowski has been a director of Manufactured Home Communities, Inc., a real estate investment trust engaged in the ownership and management of manufactured home communities. Since August 1998, Mr. Dobrowski has been a trustee of Capital Trust, Inc., a specialized finance company. Committee membership: (B).

      Jerry M. Reinsdorf, 65, has been a trustee since July 1997. Mr. Reinsdorf has been the Chairman of the Chicago White Sox baseball team, the Chairman of the Chicago Bulls basketball team, and a partner of Bojer Financial Ltd., a real estate investment company located in Park City, Utah, for more than the past five years. Since 1996, Mr. Reinsdorf has served as a director of LaSalle National Bank, N.A., a commercial bank in Chicago, Illinois, the holding company of which is LaSalle National Corporation, of which Mr. Reinsdorf is also a director. Since 1993, Mr. Reinsdorf has been a trustee of Northwestern University in Evanston, Illinois. Mr. Reinsdorf is a stockholder, officer and director of Jerbo Holdings I, Inc., which is the corporate general partner of a limited partnership which is the general partner of Bojer Realty Limited Partnership I. Committee memberships: none.

      Edwin N. Sidman, 58, has been a trustee since March 1998. From 1994 until the completion of the merger of Beacon Properties Corporation into Equity Office in December 1997, Mr. Sidman served as Chairman of the Board and a director of Beacon Properties Corporation. He has been the Chairman of the Board since 1998 and was president for more than five years prior to 1998 of The Beacon Companies, a private company in Boston, Massachusetts, which is involved in real estate investment, development and management. Before joining Beacon Properties Corporation’s predecessor in 1971, Mr. Sidman practiced law with the predecessor to the firm of Rubin and Rudman in Boston, Massachusetts. Mr. Sidman’s past professional affiliations include service as Chairman of the National Realty Committee, now the Real Estate Roundtable. Mr. Sidman is a member of the Board of Trustees and Executive Committee of Duke University and of the Board of Directors and Executive Committee for the United Way of Massachusetts Bay. Committee membership: (E).

      Samuel Zell, 59, has been a trustee and Chairman of the Board of Equity Office since October 1996. Since January 1999, Mr. Zell has served as Chairman of Equity Group Investments, L.L.C., an owner and financier of real estate and corporate investments. For more than the past five years, Mr. Zell has served as Chairman of the Boards of Directors of Anixter International Inc., a provider of integrated network and cabling solutions, American Classic Voyages Co., a provider of overnight passenger cruises in the United

States, and Manufactured Home Communities, Inc. and as Chairman of the Board of Trustees of Equity Residential Properties Trust, a real estate investment trust that owns and operates multifamily residential properties. For more than five years, until December 1998, Mr. Zell was the Chairman of the Board of Equity Group Investments, Inc., an owner and financier of real estate and corporate investments. Since July 1997, Mr. Zell has been Chairman of the Board of Capital Trust, Inc. Since March 1997, Mr. Zell has served as a director, and since May 1998, has been Chairman of the Board, of Chart House Enterprises, Inc., an owner and operator of restaurants. Since July 1999, Mr. Zell has served as Chairman of the Board of Directors of Danielson Holding Corporation, an insurance holding company. Mr. Zell currently chairs Equity Office’s Executive Committee. Committee membership: (A).

Incumbent Trustees with Terms Expiring in 2002

      Timothy H. Callahan, 50, has been a trustee, Chief Executive Officer and President of Equity Office since October 1996. Mr. Callahan served on the board of managers and was the chief executive officer of Equity Office Holdings, L.L.C., and Equity Office Properties, L.L.C., predecessors to Equity Office, from August 1996 until October 1997. Mr. Callahan was executive vice president and chief financial officer of Equity Group Investments, Inc. from January 1995 until August 1996; was executive vice president of Equity Group Investments, Inc. from November 1994 until January 1995; and was senior vice president of Equity Group Investments, Inc. from July 1992 until November 1994. Mr. Callahan was vice president-finance of the Edward J. DeBartolo Corporation, a developer, owner and operator of shopping centers, from July 1988 until July 1992. Mr. Callahan was employed by Chemical Bank, a commercial bank located in New York, New York, from July 1973 until March 1987. Committee membership: (A).

      D.J. André de Bock, 62, has been a trustee since May 1998. He currently is a member of the Boards of Directors of Rodamco North America N.V. and a Dutch real estate investment company, OTIS B.V., Orange Global Property Fund N.V. and Orange European Property Fund N.V., international real estate investment funds listed on the Amsterdam stock exchange, and Stichting ROZ Index, a Dutch property index, and serves as an advisor to Jones Lang LaSalle N.V., an international real estate services company. From 1995 until 1996, before his retirement, Mr. de Bock was Chairman and Chief Executive Officer of ING Real Estate, the real estate development and investment arm of ING Group. From 1991 until 1994, Mr. de Bock was managing director of Innovest, an Amsterdam-listed real estate investment trust organized under Dutch law. Committee membership: (E).

      William M. Goodyear, 52, has been a trustee since July 1997. Mr. Goodyear has been Chairman and Chief Executive Officer of Navigant Consulting, Inc., a management consulting company specializing in the energy and financial claims sectors, since May 2000, and has been a director since December 1999. From July 1997 until January 1999, Mr. Goodyear was Chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, a commercial bank. From July 1997 until January 1999, he was also president of Bank of America, Private Bank. Mr. Goodyear was Chairman and chief executive officer of Bank of America Illinois, a subsidiary of BankAmerica Corporation, from September 1994 until June 1997, at which time it merged with Bank of America NT & SA. For more than two years before September 1994, Mr. Goodyear was a Vice Chairman and a director of Continental Bank Corporation, the parent company of Continental Bank, N.A., a commercial bank which merged into Bank of America Illinois in September 1994. Since June 1992, Mr. Goodyear has been a member of the Board of Trustees of the Museum of Science and Industry in Chicago, Illinois. Mr. Goodyear has been a member of the Board of Trustees of the University of Notre Dame since May 1996 and of Rush-Presbyterian St. Lukes Medical Center in Chicago, Illinois, since June 1996. Since June 1999, Mr. Goodyear has served as a director of Homeplace of America, Inc., a holding company for retail stores specializing in home furnishings and houseware items. Mr. Goodyear currently chairs Equity Office’s Audit Committee. Committee memberships: (B) and (D).

      James D. Harper, Jr., 67, has been a trustee since July 1997. Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. He has been a managing partner since January 2000, and was a co-managing partner from 1988 until December 1999, in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. For more than the past five years, Mr. Harper has been a trustee of Equity Residential Properties

Trust. Mr. Harper currently chairs Equity Office’s Compensation and Option and Conflicts Committees. Committee memberships: (B), (C) and (D).

      John S. Moody, 52, has been a trustee since June 2000. Mr. Moody was Chief Executive Officer and a director of Cornerstone Properties Inc., a real estate investment trust that owned and operated office buildings throughout the United States, from 1991 until its merger into Equity Office in June 2000. From June 1991 until February 1998 and from December 1998 until June 2000, Mr. Moody was president of Cornerstone Properties Inc., and from November 1997 until December 1998, he was Chairman of Cornerstone Properties Inc. Committee memberships: none.

Incumbent Trustees with Terms Expiring in 2003

      David K. McKown, 63, has been a trustee since July 1997. Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, since May 2000. He was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank since 1993 until April 2000. Mr. McKown was Chairman of the Domestic Senior Credit Committee for BankBoston, N.A. from 1985 until 1990 and was managing director responsible for all problem loan management for BankBoston, N.A. from 1990 until 1993. Committee memberships: (A), (C) and (D).

      Sheli Z. Rosenberg, 59, has been a trustee since March 1997. Since February 2000, Ms. Rosenberg has been the Vice Chairman of Equity Group Investments L.L.C. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. Ms. Rosenberg was chief executive officer and president of Equity Group Investments, Inc., from November 1994 through December 1998. From 1980 until September 1997, Ms. Rosenberg was a principal of the former law firm of Rosenberg & Liebentritt, P.C., in Chicago, Illinois. For more than the past five years, Ms. Rosenberg has been a director of Anixter International Inc. and a trustee of Equity Residential Properties Trust. Since August 1996, Ms. Rosenberg has been a director of Manufactured Home Communities, Inc. Ms. Rosenberg was a director of Illinois Power Co., a supplier of electricity and natural gas in Illinois, from April 1997 until it was acquired in February 2000 by Dynegy Inc., a utility company, upon which Ms. Rosenberg became a director of Dynegy, Inc. Since May 1997, Ms. Rosenberg has been a director of CVS Corporation, a drugstore chain. Since July 1997, Ms. Rosenberg has been a trustee of Capital Trust, Inc. Since May 2000, Ms. Rosenberg has been a director of Cendant Corporation, a member-based, consumer-services company that provides access to travel, shopping, dining, financial, and other services. Since November 2000, Ms. Rosenberg has been Chairman of the Board of Transmedia Network, Inc., an administrator of dining reward programs. Since February 2001, she also has been a director of Ventas, Inc., a real estate investment trust owning real estate leased to nursing home care providers. Ms. Rosenberg currently chairs Equity Office’s Trust Governance Committee. Committee memberships: (C) and (E).

      William Wilson III, 64, has been a trustee since June 2000. Mr. Wilson has been Chairman of Wilson/ Equity Office, L.L.C., a private real estate investment and development company, which is a joint venture with Equity Office, since June 2000. From December 1998, he was Chairman and served as a director of Cornerstone Properties Inc. until its merger into Equity Office in June 2000. From 1978 until December 1998, Mr. Wilson was president and Chairman of William Wilson & Associates, a private real estate development, construction management, property management and leasing company. Mr. Wilson has been a trustee of the California Academy of Science since July 1996 and The Lawrenceville School in New Jersey since July 1989. Committee memberships: none.

      Jan H.W.R. van der Vlist, 46, has been a trustee since June 2000. Since 1998, Mr. van der Vlist has been Director of Real Estate of Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen (“PGGM”), a Dutch pension fund, and was deputy director of real estate from January 1997 until May 1998. From November 1997 until June 2000, Mr. van der Vlist served as a director of Cornerstone Properties Inc. Mr. van der Vlist has been a board member of Société Fonciere dès Pimonts, a French real estate company since January 1992 and a director of LF Real Estate Investors Company since December 1995. Committee memberships: none.

      In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, Messrs. Moody, van der Vlist and Wilson were appointed as trustees, with initial terms expiring in 2002, 2003 and 2003, respectively, as required by the terms of the merger agreement for that transaction. Under the merger agreement and a related voting agreement entered into with PGGM, Equity Office also is obligated to nominate Mr. van der Vlist for reelection to the Board of Trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. See “Security Ownership of Principal Shareholders.” If Mr. van der Vlist fails to stand for reelection in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office common shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional three-year term, subject to Equity Office’s approval if the replacement is not an officer, director or employee of PGGM.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

      Meetings. Our Board held nine meetings during 2000. No trustees other than Mr. van der Vlist attended fewer than 75% of the meetings of the Board and those committees on which he or she served during the year. The Board of Trustees has standing executive, compensation and option, audit, trust governance and conflicts committees, which are described below.

      Executive Committee. Our Board’s Executive Committee consists of the trustees identified above, with Mr. Zell as its Chairman. Subject to limitations which are specified in our Bylaws, the Executive Committee has the general authority to acquire, dispose of and finance investments and to approve the execution of contracts and agreements, including those related to indebtedness. Our Executive Committee met once during 2000.

      Compensation and Option Committee. Our Board’s Compensation and Option Committee consists of the trustees identified above, with Mr. Harper as its Chairman. The Compensation and Option Committee determines compensation and benefits for all executive officers other than the President and Chief Executive Officer and makes recommendations to our Board’s disinterested Board members in respect to the compensation and benefits for our President and Chief Executive Officer. Our Compensation and Option Committee met three times during 2000.

      Conflicts Committee. Our Board’s Conflicts Committee consists of the trustees identified above, with Mr. Harper as its Chairman. Our Bylaws authorize any trustee to require that the Conflicts Committee review and, subject to limitations specified in our Bylaws, approve any transaction in which a trustee has a direct or indirect interest. Our Conflicts Committee met twice during 2000.

      Trust Governance Committee. Our Board’s Trust Governance Committee consists of the trustees identified above, with Ms. Rosenberg as its Chairman. Our Committee on Trust Governance is responsible for on-going review of the effectiveness of our Board, the maintenance of criteria and procedures for the identification and recruitment of candidates for election or reelection as trustees and the recommendation to our Board, with the advice of our Board’s Chairman and our President and Chief Executive Officer, of the Board’s nominees for election or reelection as trustees. The Trust Governance Committee will consider qualified nominees recommended by shareholders. Shareholders who wish to suggest qualified nominees should write to our Secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703. Our Trust Governance Committee met three times during 2000.

      Audit Committee. Our Board’s Audit Committee consists of the trustees identified above, with Mr. Goodyear as its Chairman. The Audit Committee, among other duties, recommends the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of Equity Office’s and EOP Operating Limited Partnership’s internal accounting controls. The Audit Committee met twice during 2000. The Board of Trustees believes that each of the members of the Audit Committee is an “independent” trustee within the meaning of applicable rules of the New York Stock Exchange. The Board of Trustees has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Annex A.

AUDIT COMMITTEE REPORT

      The Audit Committee reviews our financial reporting process on behalf of the Board of Trustees. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on Form 10-K with Equity Office’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Equity Office and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Equity Office’s 2000 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William M. Goodyear, Chairman
Thomas E. Dobrowski
James D. Harper, Jr.

TRUSTEE COMPENSATION

      Annual Fees. Our President and Chief Executive Officer, Mr. Callahan does not receive any fees for his services as trustee. Our non-employee trustees receive an annual fee of $50,000 and an additional $1,000 per annum for each committee on which he or she serves. Committee chairs receive an additional $500 per annum for each committee chaired. Under our 1997 Share Option and Incentive Plan, as amended, these fees are generally paid in common shares.

      Options. Other than Mr. van der Vlist, non-employee trustees receive an annual grant of options to purchase 10,000 common shares on the date of each annual meeting of shareholders under our 1997 Share Option and Share Award Plan, as amended. The exercise price of these options equals fair market value on the date of grant, as determined under the Plan. The annual trustee option grants vest as follows: options for 3,333 common shares vest six months after grant date; options for an additional 3,333 common shares vest on the first anniversary of the grant date; and options for the remaining 3,334 common shares vest on the second anniversary of the grant date. Vesting is accelerated if a trustee is not re-elected to the Board or upon a change in control of Equity Office. Under the terms of Equity Office’s 1997 Share Option and Share Award Plan, as amended, if an individual becomes a member of the Board other than at the annual meeting, he or she is entitled to a prorated option grant based upon the number of days until the next annual meeting. In connection with their initial appointment as trustees in June 2000, Messrs. Moody and Wilson received a prorated option grant of 8,800 common shares at an option exercise price of $28.12 per share. Because Mr. van der Vlist may not retain compensation paid to him as a trustee of Equity Office under guidelines imposed by PGGM, we intend to grant Mr. van der Vlist a stock appreciation right for an equivalent number of common shares in connection with his initial appointment as a trustee in June 2000, which he will transfer to PGGM. Instead of annual option grants for 10,000 shares for serving on the Board, Mr. van der Vlist will receive stock appreciation rights for an equivalent number of shares, which would then be transferred to PGGM.

COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE OFFICERS

      This table indicates how many Equity Office common shares and units of partnership interest in EOP Operating Limited Partnership the trustees and executive officers beneficially owned as of March 16, 2001. In general, “beneficial ownership” includes those common shares a trustee or executive officer has the power to vote, or the power to dispose, EOP Partnership units that are redeemable and share options or warrants that are exercisable, currently or become exercisable, or redeemable, within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

	Common Shares	Options and/or
	and Units	Warrants	Percentage of	Percentage of
	Beneficially	Exercisable	all Common	all Common
Name	Owned(1)	within 60 days	Shares(1)	Shares and Units(2)

Samuel Zell(3)	13,254,567	1,136,665	4.5%	4.0%

Timothy H. Callahan(4)	654,634	750,000	*	*

D.J. André de Bock	2,000	19,999	*	*

Thomas E. Dobrowski	—	77,249	*	*

William M. Goodyear	19,480	77,249	*	*

James D. Harper, Jr.	6,661	124,499	*	*

David K. McKown	9,887	77,249	*	*

John S. Moody	30,791	2,933	*	*

Jerry M. Reinsdorf	8,865	77,249	*	*

Sheli Z. Rosenberg(5)	279,056	164,499	*	*

Edwin N. Sidman(6)	506,679	22,099	*	*

William Wilson III(7)	2,505,836	73,023	*	*

Jan H.W.R. van der Vlist(8)	—	—	*	*

David A. Helfand	109,899	89,166	*	*

Richard D. Kincaid	222,909	359,999	*	*

Michael A. Steele	157,532	353,333	*	*

Stanley M. Stevens(9)	112,473	300,000	*	*

All trustees and executive officers as a group (19 persons)	18,037,009	4,160,210	6.8%	6.0%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Assumes a total of 308,878,996 common shares outstanding as of March 16, 2001. The percentage of common shares beneficially owned by a person assumes that all EOP Partnership units held by the person are exchanged for common shares, that none of the EOP Partnership units held by other persons are so exchanged, that all options and warrants exercisable within sixty days of March 16, 2001 to acquire common shares held by the person are exercised and that no options or warrants to acquire common shares held by other persons are exercised.

(2)	Assumes a total of 350,135,044 common shares and EOP Partnership units outstanding as of March 16, 2001 (308,878,996 common shares and 41,256,048 additional EOP Partnership units).

(3)	Includes 15,665 common shares held directly by Mr. Zell, 1,802,413 common shares (assuming redemption of 1,775,065 EOP Partnership units) held by Samstock/SZRT, L.L.C., 1,932,540 common shares (assuming redemption of 1,919,706 EOP Partnership units) held by EGI Holdings, Inc.,

2,248,757 common shares (assuming redemption of 1,990,579 EOP Partnership units) held by Samstock/ Alpha, L.L.C., 7,249,871 common shares (assuming redemption of 6,010,399 EOP Partnership units) held by Samstock/ZFT, L.L.C., and 5,321 common shares (assuming redemption of 5,321 EOP Partnership units) held by Samstock/ZGPI, L.L.C., which may be deemed to be beneficially owned by Mr. Zell. The number in the table excludes an additional 2,210,957 common shares (assuming the redemption of 2,126,027 EOP Partnership units) in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power.

(4)	Includes 654,634 common shares (assuming redemption of 89,338 EOP Partnership units) held by Mr. Callahan.

(5)	Includes 279,056 common shares (assuming redemption of 191,134 EOP Partnership units) held by Ms. Rosenberg.

(6)	Includes 506,679 common shares (assuming redemption of 347,516 EOP Partnership units) held directly and indirectly by Mr. Sidman. Excludes 532,718 common shares (assuming redemption of 532,718 EOP Partnership units) held by The Leventhal Family Limited Partnership, of which Mr. Sidman’s spouse is a general partner. Mrs. Sidman does not have any pecuniary interest in these shares.

(7)	Includes 72,711 shares (assuming redemption of 16,188 EOP Partnership units) held by Mr. Wilson as trustee for three trusts for the benefit of his children, 2,065,229 shares (assuming redemption of 1,151,668 EOP Partnership units) owned directly by Mr. Wilson, 209,561 shares (assuming redemption of 209,561 EOP Partnership units) deemed beneficially owned by Mr. Wilson as a result of his control of Wilson Investment Associates, Ltd. and 158,335 shares (assuming redemption of 158,335 EOP Partnership units) beneficially owned by Mr. Wilson through a family partnership.

(8)	Mr. van der Vlist serves as PGGM’s representative on our Board of Trustees. See “Security Ownership of Principal Holders.”

(9)	Includes 112,473 common shares (assuming redemption of 6,927 EOP Partnership units) held by Mr. Stevens.

Section 16(a) Disclosure

      Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports of holdings and transactions in Equity Office shares with the SEC and the New York Stock Exchange. We believe that, during 2000, all applicable filing requirements of our executive officers and trustees were satisfied except for Sybil J. Ellis and David H. Naus, both executive vice presidents, who were late in filing their initial ownership reports, and Mr. de Bock, who was late in filing a single report relating to the purchase of 500 common shares.

EXECUTIVE COMPENSATION

Report of the Compensation and Option Committee on Executive Compensation

Compensation and Option Committee: Role and 2000 actions:

      The role of our Compensation and Option Committee is to:

•	Review and implement a compensation philosophy for Equity Office which attracts, retains and motivates a high quality management team to create shareholder value;

•	Ensure that our “Total Rewards” program is consistent with our approved compensation philosophy;

•	Review and approve all compensation plans impacting the senior officers of Equity Office;

•	Review and approve all benefit plans for our employees;

•	Review and approve the issuance of option grants and restricted share awards for senior officers;

•	Determine the specific levels of compensation for our six executive officers other than the President and Chief Executive Officer; and

•	Recommend to the independent Board members the specific levels of compensation for the Chairman and the President and Chief Executive Officer, as well as the trustees.

      In determining executive compensation for 2000, the Compensation and Option Committee consulted with an independent compensation consultant and reviewed Equity Office’s Total Rewards program for senior officers, as well as other employees. As a result of this review, the Compensation and Option Committee concluded that Equity Office’s existing compensation plans:

•	Motivate senior officers to achieve key financial and strategic performance goals by linking annual incentive awards to the achievement of these goals; and

•	Align the compensation packages of senior officers with the long-term interests of shareholders by:

—	imposing minimum share ownership requirements as previously established for senior officers;

—	providing a large portion of total compensation in the form of restricted shares and share options, which, by vesting over a period of years, encourages continued employment of key employees; and

—	encouraging retention of key employees through change-in-control agreements.

      Compensation decisions for 2000 were based upon Equity Office’s achievement of its 2000 performance goals and the foregoing compensation objectives.

2000 Compensation Program:

      For 2000, competitive compensation data was analyzed in order to assist the Compensation and Option Committee in establishing the appropriate levels and mix of compensation components to position Equity Office to be competitive with the market. In order to be consistent with best competitive practices, compensation data for senior officers included market data from other large public real estate investment trusts (which we refer to as “REITs”), the real estate industry in general, public non-real estate companies of comparable size to Equity Office and other non-public company opportunities.

Types of Compensation:

      The three major components of executive compensation include base salary, annual incentive bonus and long-term/equity compensation in the form of share options and restricted shares.

      Base Salary. Compensation levels for each position are determined by level of responsibility, expertise and evaluation of the latest available compensation data for that position. To ensure that Equity Office remains competitive, a range of earnings opportunities has been established based on market data and objectives of Equity Office for each position. Individual base salaries are reviewed at least annually. Salary increases are determined by each executive’s performance, as well as his or her placement in the applicable salary range relative to similar positions within Equity Office and other employers whom the Compensation and Option Committee viewed as competitive for senior management talent.

      Incentive Bonus. Equity Office’s bonus program is designed to motivate senior officers, as well as all eligible employees, by linking bonus awards to increasing shareholder value. Equity Office has created and promotes a culture of performance. All eligible employees’ incentive bonuses are measured by tying their performance to Equity Office’s performance.

      The incentive bonus program recognizes three aspects of performance: corporate, team and individual, as follows:

•	“Corporate” refers to Equity Office’s company-wide performance measures, including its financial and strategic measures;

•	“Team” refers to key functional or departmental performance measures. This aspect of performance links individuals to the performance of their collective work group or assigned geographic territory, and is intended to foster cooperation within Equity Office; and

•	“Individual” performance refers to specific performance measures developed for each individual participant in the program. This aspect of performance motivates individuals to achieve a high level of individual success and career development.

      Senior officers’ annual bonuses are weighted more toward the achievement of corporate and team performance than individual performance.

      Share Options and Restricted Share Awards. The Compensation and Option Committee strongly believes that the interests of shareholders are best served by providing employees the opportunity to become shareholders. This is achieved through the granting of share options to all eligible employees and the issuance of restricted share awards to key employees, thus maximizing the employee’s incentive for the share price to increase. All employee share options granted to date vest over a period of three years at a rate of one third of such grant each year. To date, all restricted share awards vest 50% on the third anniversary of the grant date; 25% on the fourth anniversary of the grant date; and 25% on the fifth anniversary of the grant date. Staggered vesting of these awards motivates the employee to strive for long-term appreciation of the share price. The members of the Compensation and Option Committee believe that superior executive performance, over the long-term, will enhance share performance and that such arrangements further reinforce management’s goals and incentives to achieve shareholder objectives. The Compensation and Option Committee uses compensation surveys, and an assessment of the senior officer’s achieved performance goals and objectives, to determine the amount of share options and restricted shares awarded each senior officer.

      Chief Executive Officer’s Compensation. Based on the executive compensation surveys and Equity Office’s financial performance in 2000, the Compensation and Option Committee concluded that:

•	Mr. Callahan’s recommended salary, bonus and restricted share awards were reasonable and competitive in light of Mr. Callahan’s contributions as President and Chief Executive Officer; and

•	Consistent with best competitive practices, Equity Office’s overall executive compensation ranks within the upper quartile among REITs, the real estate industry and public, non-real estate companies of comparable size.

      In making these determinations, the Compensation and Option Committee considered, among other factors, that:

•	Funds from operations, which we refer to as “FFO”, in 2000 totaled $911 million, $2.86 per share on a fully diluted basis, as compared with $750 million, or $2.57 per share, for 1999. These results represent a 21.5% increase in FFO and an 11.3% increase in fully diluted FFO per share between years;

•	Same store net operating income increased throughout the year. Net operating income increased from the prior year 100 basis points ending the year at 7.9%;

•	The common share price increased 32.5% in 2000, which combined with reinvestment of the dividend provided a total return of over 40% for the year;

•	The annual dividend rate increased to $1.80 per share, a 7% increase over the previous dividend rate;

•	Under Mr. Callahan’s leadership, the organization successfully integrated a $4.5 billion merger with Cornerstone Properties Inc., which added more than 18 million square feet of office space and 175 additional employees. This merger advanced our strategy for building critical mass in our core markets, including: Seattle, San Francisco, West Los Angeles, Washington D.C., New York and Boston;

•	Under Mr. Callahan’s leadership, we successfully completed six capital market transactions during 2000 totaling $4.2 billion, including a new three-year $1 billion unsecured line of credit and the issuance in three separate transactions of approximately $1.9 billion in senior, unsecured notes with maturities ranging from six to ten years; and

•	Equity Office’s status as the largest public office company in the United States.

      The Compensation and Option Committee further noted that third-party analysts have consistently pointed to the strength of Equity Office’s management team as a reason for their positive view of Equity Office and its future prospects.

      Section 162(m) Policy. Section 162(m) of the Internal Revenue Code limits to $1 million Equity Office’s tax deduction each year for compensation to each of its Chief Executive Officer and other four most highly paid executive officers, except for certain qualifying “performance-based compensation.” Equity Office believes that because it qualifies as a REIT under the Code and is, therefore, not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse financial consequence to it provided it continues to distribute 100% of its taxable income.

COMPENSATION AND OPTION COMMITTEE

James D. Harper, Jr., Chairman
David K. McKown
Sheli Z. Rosenberg

      Performance Graph. The following graph compares our shareholder returns (assuming reinvestment of dividends) since July 11, 1997, the date of our initial public offering, with the Standard and Poors 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes an investment of $100 in each of Equity Office and the S&P 500 Index on July 11, 1997 and, with respect to the NAREIT Index, on July 30, 1997. Equity REITs are defined as those companies which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

      The points on the graph represent the following numbers:

	July 11, 1997	December 1997	December 1998	December 1999	December 2000

EQUITY OFFICE	$100.00	$152.89	$122.45	$133.90	$188.32

S&P 500	$100.00	$110.58	$142.18	$172.10	$151.04

NAREIT Index	$100.00	$110.36	$91.05	$88.64	$104.08

(1)	The Comparison of Cumulative Total Returns was prepared for us by Standard & Poor’s Institutional Market Services.

      Summary Compensation Table. The following table shows the annual compensation for Timothy H. Callahan, the President and Chief Executive Officer of Equity Office, and the other four most highly compensated executive officers of Equity Office (the “named executive officers”).

		Annual Compensation		Long-Term Compensation Awards

				Restricted	Securities	All Other
		Salary	Bonus	Common Share	Underlying	Compensation
Name and Principal Position(s)	Year	($)(1)	($)(2)	Awards ($)(3)	Options (#)(4)	($)(5)

Timothy H. Callahan	2000	$825,000	$1,500,000	$2,976,625	0	$10,200
President and Chief	1999	$700,000	$1,200,000	—	300,000	$9,600
Executive Officer	1998	$700,000	$1,050,000	$2,640,000	300,000	$9,600
David A. Helfand	2000	$350,000	$450,000	$904,894	0	$3,400
Executive Vice President –	1999	$302,596	$375,000	—	100,000	$3,200
New Business Development	1998	$138,187	$280,000	$360,000	82,500	—
Richard D. Kincaid	2000	$390,000	$500,000	$1,309,715	0	$10,200
Executive Vice President and	1999	$325,000	$450,000	—	110,000	$9,600
Chief Financial Officer	1998	$300,000	$465,000	$1,200,000	110,000	$9,600
Michael A. Steele	2000	$390,000	$275,000	$833,455	0	$10,200
Executive Vice President –	1999	$375,000	$375,000	—	90,000	$9,600
Real Estate Operations and	1998	$350,000	$525,000	$1,200,000	110,000	$9,600
Chief Operating Officer
Stanley M. Stevens	2000	$390,000	$325,000	$595,325	0	$10,200
Executive Vice President and	1999	$375,000	$350,000	—	75,000	$9,600
Chief Legal Counsel	1998	$375,000	$375,000	$600,000	75,000	$9,600

(1)	Amounts shown include cash compensation earned and received by the named executive officers for service during the indicated year as well as amounts earned but deferred at the election of these officers.

(2)	Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed, even if the bonuses were paid in a subsequent year.

(3)	Represents the dollar value of restricted share awards made during the indicated year calculated by multiplying the closing market price of Equity Office common shares on the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards vest over a five-year period (50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date). In the event of a change in control, under the terms of the restricted share agreements, all unvested restricted share awards would become immediately vested. A change in control under the 1997 Share Option and Incentive Plan generally means the acquisition by a person, entity or group of more than 50% of the outstanding Equity Office common shares, a merger or consolidation of Equity Office with one or more other entities as a result of which Equity Office’s common shareholders immediately before the transaction hold less than 50% of the outstanding shares of the surviving entity or a transfer of substantially all of the property of Equity Office other than to an entity owned 50% or more by Equity Office.

The number and value of the aggregate restricted share holdings of each named executive officer at December 29, 2000 were as follows:

	Number of Restricted	Value at
Name	Common Share Awards	December 29, 2000

Timothy H. Callahan	312,500	$10,195,312

David A. Helfand	53,000	$1,729,125

Richard D. Kincaid	128,500	$4,192,312

Michael A. Steele	108,500	$3,539,812

Stanley M. Stevens	59,500	$1,941,187

Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(4)	Securities underlying options are reported in the year granted. In the event of a change in control, under the terms of the share option agreements, all unvested options would become immediately vested.

(5)	Includes employer matching and profit-sharing contributions to Equity Office’s 401(k) Retirement Savings Plan.

      2000 Option Grants. Commencing in 2000, Equity Office modified its policy to award annual option grants to eligible employees from the last month of a year to the following February of the next year. This policy change was made to allow Equity Office sufficient time to evaluate its performance for the entire year. As a result, no options were granted to any of the named executive officers in 2000.

      Option Exercises and Fiscal Year-End Option Values. The following table shows the number and value of share options (exercisable and unexercisable) for each of the named executive officers as of December 29, 2000.

			Number of		Value of
			Securities Underlying		Unexercised
	Common		Unexercised		In-the-Money
	Shares		Options at		Options at
	Acquired on		12/31/00(#)		12/31/00(1)
	Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy H. Callahan	0	$0.00	750,000	300,000	$5,010,000	$2,602,500

David A. Helfand	0	$0.00	88,332	94,168	$701,200	$770,612

Richard D. Kincaid	0	$0.00	359,999	110,001	$2,728,241	$954,258

Michael A. Steele	0	$0.00	353,333	96,667	$2,672,246	$842,253

Stanley M. Stevens	0	$0.00	300,000	75,000	$2,415,000	$650,625

(1)	Represents the fair market value of a common share on December 29, 2000 ($32.625) less the option exercise price. An option is “in-the-money” if the fair market value of the common shares subject to the option exceeds the option exercise price.

      Change in Control Agreements. Equity Office has entered into change in control agreements with each of the named executive officers and certain other key employees to address the terms and conditions of their employment in the event of a change in control. A change in control will generally be deemed to have occurred upon (a) a third party’s acquisition of 30% or more of the combined voting power of Equity Office’s voting securities, (b) shareholder approval of a merger, consolidation or other similar reorganization transaction if the shareholders prior to the transaction hold less than 70% of the voting power of the outstanding voting securities of Equity Office after the transaction and the individuals constituting the Board of Trustees prior to the transaction represent less than a majority of the Board of Trustees after the transaction, (c) a complete liquidation or dissolution of Equity Office, (d) an agreement for the sale or other disposition of all or substantially all of the assets of Equity Office (other than to an entity at least 70% of the voting shares are owned directly or indirectly by Equity Office) or (e) the rejection of the entire slate of trustees that the Board proposes at a single election of trustees or the rejection of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.

      Under the change in control agreements, in the event that the executive officer is dismissed within two years following the effective date of a change in control “without cause” or resigns for “good reason” (as these terms are defined in the change in control agreements), the executive officer would be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the executive officer’s base salary and pro-rated bonus through the date of termination, and a severance payment equal to a multiple (3.0 for the chief executive officer and 2.5 for each of the other named executive officers) times the sum of (a) the greater of (x) the executive officer’s annual base salary, at the rate in effect immediately before the change in control and (y) the executive officer’s annual base salary, at the rate in effect immediately before his or her termination of employment and (b) the average of the executive officer’s annual bonus for the last three fiscal years. The executive officer and his or her dependents would also continue to be eligible to participate for a period equivalent in years to the multiple of base salary described above in the medical, health, life, disability and hospitalization benefits, and all share options and restricted share awards held by the executive officer would become immediately vested, to the extent not previously accelerated. In addition, under the change in control agreements, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Wright Runstad. H. Jon Runstad, a former trustee who resigned in July 2000, is a principal of Wright Runstad & Company, the general partner of Wright Runstad Associates Limited Partnership, which we refer to as “WRALP.” Through direct and indirect holdings, Mr. Runstad owns 40.27% of WRALP. We indirectly owned a 28.5% interest in WRALP. During 2000, we received distributions valued at approximately $9.7 million from WRALP.

      Wright Runstad & Company leases space in some of our office buildings. Total rents and other amounts paid by Wright Runstad & Company under its leases were approximately $500,000 for 2000.

      WRALP has served as the co-property manager with Equity Office and leasing agent for various of our office buildings acquired in December 1997 from an entity affiliated with WRALP and for several other properties acquired after that date. The majority of these co-property management arrangements were terminated in February 2001, but WRALP continues to manage and lease several properties. In 2000, certain of our subsidiaries made payments to WRALP totaling approximately $8.1 million for development and management fees, leasing commissions and related expense reimbursements with respect to some of our properties. Approximately $5 million was paid during 2000 to Wright Runstad & Company for the reimbursement of salaries of personnel in connection with such management services.

      In addition, Mr. Runstad had an interest in the following transactions during 2000:

•	In December 1997, we agreed to guarantee a line of credit obtained by WRALP from a third-party lender in an amount of up to $19.5 million in principal plus $500,000 in costs. As of December 31, 2000, the balance outstanding on that line of credit was approximately $18.1 million. We have not been required to make any payments under that guarantee.

•	In June 2000, we acquired through our merger with Cornerstone Properties Inc., a 50% non-managing partnership interest in the limited partnership, which holds the Washington Mutual Tower, and related ground lease, in Seattle, Washington. Affiliates of Wright Runstad & Company hold the remaining 50% partnership interest and manage the partnership and the property.

•	Before June 30, 2000, WRALP owned a 20% interest and we owned an 80% interest in WRC Sunset North LLC, a Washington limited liability company that developed a three-building office complex, Sunset North Corporate Campus, in Bellevue, Washington. WRALP served as developer of that project. Affiliates of Wright Runstad & Company’s investment in this entity was approximately $3.2 million. On June 30, 2000, we acquired WRALP’s membership interest in WRC Sunset North LLC. We paid affiliates of Wright Runstad & Company approximately $7.3 million for their indirect interest in WRC Sunset North LLC.

•	On September 8, 2000, we acquired an office building known as World Trade Center East in Seattle, Washington from WRC Trade Center LLC, a 95% owned affiliate of WRALP. WRALP was the developer on the property. WRC Trade Center LLC’s cost basis in this project was approximately $31.3 million. We paid WRC Trade Center LLC approximately $38.9 million through the issuance of 234,941 EOP Partnership units at a weighted average unit price of $30.33 per unit, the assumption of approximately $31.3 million of mortgage debt and the assumption of other liabilities. Based on the terms of WRALP Operating Agreement, we were allocated 113,829 of the 234,941 EOP Partnership units issued to WRC Trade Center LLC.

      Equity Group Investments. Equity Office leases office space at Two North Riverside Plaza, Chicago, Illinois from Two North Riverside Plaza Joint Venture, a partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. Mr. Zell is the Chairman of the Board of Equity Office. We paid approximately $2.6 million during 2000 to Two North Riverside Plaza Joint Venture and its affiliates for such office space.

      Effective as of October 7, 1999, Equity Risk Services, L.L.C., a subsidiary of Equity Office, entered into a personnel contract services agreement with EGI Risk Services, Inc., an affiliate of Equity Group Investments, L.L.C., which we refer to as “EGI”, to provide real estate tax consulting and risk management services to EGI and certain affiliates of EGI. EGI is an affiliate of Mr. Zell. In 2000, EGI and its affiliates paid us approximately $600,000 for these services.

      Allied Riser. Allied Riser Communications Corporation, which we refer to as “ARC”, is a communications services provider to tenants in our office buildings. In 2000, in connection with various license agreements we executed with ARC, ARC paid us rent and expense reimbursements in the amount of approximately $700,000 and licensing fees in the amount of approximately $500,000. A private investment entity controlled by Mr. Zell has a substantial investment in ARC.

      Capital Trust. On July 28, 1998, we purchased for $48.5 million 50,000 8.25% Step Up Convertible Trust Preferred Securities, $1,000 liquidation preference per share, issued by CT Convertible Trust I, a subsidiary of Capital Trust, Inc., which we refer to as “Capital Trust”, in a private placement. The preferred securities, as originally issued, were convertible at any time into shares of class A common stock of Capital Trust at a conversion price of $11.70, reflecting a 30% conversion premium over Capital Trust’s common stock price at the close of business on July 24, 1998. The preferred securities were non-callable for five years, and had a 20-year maturity. Affiliates of Mr. Zell hold a substantial investment in Capital Trust.

      On May 10, 2000, in order to be able to fulfill the terms of a new strategic venture between Capital Trust and an affiliate of Citigroup Investments, Inc., Capital Trust and the preferred holders modified the terms of the preferred securities. As a result of the modification, 60% of Equity Office’s original investment will be treated as a convertible preferred security and the balance as a non-convertible preferred security. Distributions on the new convertible preferred securities are payable quarterly in arrears on each calendar quarter-end. The convertible preferred securities bear interest at a coupon rate of 8.25% per annum through March 31, 2002, which increases on April 1, 2002 to the greater of (a) 10.00% per annum, increasing by 0.75% on October 1, 2004 and on each October 1 thereafter or (b) a percentage per annum equal to the quarterly dividend paid on a common share multiplied by four and divided by $7.00. The securities are convertible into shares of class A common stock of Capital Trust, at a conversion price of $7.00 per share. The convertible securities are redeemable by Capital Trust, in whole or in part, on or after September 30, 2004.

      The non-convertible preferred securities bear a coupon rate of 13.00% per annum through September 30, 2004, increasing by 0.75% on October 1, 2004 and on each October 1 thereafter. These securities are redeemable by Capital Trust, in whole or in part, at any time. Also in connection with the modifications, the right of Equity Office and other investors to participate in certain strategic lending opportunities has been terminated.

      We earned approximately $4.7 million in dividends from Capital Trust in 2000.

      Access Holdings. Under applicable REIT tax rules in effect before January 1, 2001, certain non-customary services had to be provided by an “independent contractor,” and we were prohibited under the REIT tax rules from deriving any income from the provision of those services. Pursuant to legislation adopted in 1999, effective January 1, 2001, these rules were changed to permit most REITs, including Equity Office, to provide services to tenants through a taxable REIT subsidiary. In addition, under the REIT tax rules in effect, we were prohibited from owning more than 10% of the voting stock of a corporation. Effective January 1, 2001, a REIT can own without limit voting stock of a corporation that is a taxable REIT subsidiary.

      In October 2000, the named executive officers organized Access Holding Company, L.L.C. and on August 2000 organized its sister company AHC II, L.L.C., which we refer to collectively as “Access Holdings,” to provide or arrange for services for our tenants that we could not provide under the real estate investment trust tax rules then in effect and to make certain investments that we were precluded from making under the real estate investment trust rules then in effect. We made loans totaling approximately $2.3 million in the aggregate at an annual interest rate of 7.0% to the named executive officers to finance their investment in Access Holdings. Of this amount, approximately $264,000 was used by Access Holdings to purchase the voting interests in various tenant service and management companies owned by affiliates of Mr. Zell and the balance was used to operate Access Holdings. In consideration of the assumption of an outstanding capitalization note in the principal amount of $1.0 million payable by certain affiliates of Mr. Zell to EOP Office Company Access Holdings also acquired the voting interest in EOP Office Company. EOP Office Company holds various assets, including 109,987 EOP Partnership units, a 10.2% interest in the Sunset North property (described above) and a 30% interest in WRALP.

      In connection with the formation of Access Holdings, we entered into an option agreement with Access Holdings under which Access Holdings granted us the right on or after January 1, 2001 to acquire its assets, subject to its liabilities. We also granted to Access Holdings the right to sell its assets to us for a period of five years from the date of the tax law change. Neither us nor Access Holdings was obligated to exercise its respective contractual rights, and there was no assurance prior to January 1, 2001 whether either would do so. The parties also entered into marketing and cost sharing agreements pursuant to which Access Holdings paid our affiliate a total of $1.8 million during 2000. In 2001, we determined that it was in our best interests to exercise our option to acquire the assets of Access Holdings and, accordingly, submitted the matter to the Conflicts Committee of our Board of Trustees. The Conflicts Committee engaged the services of an independent “big five” accounting firm to perform a valuation analysis of the assets and liabilities of Access Holdings for purposes of calculating the applicable purchase price under the option agreements. That firm delivered its valuation report and, in reliance on such report and on other factors it considered to be relevant, the Conflicts Committee approved the exercise of the option effective as of January 1, 2001 at a purchase price equal to the fair market value of the assets plus the assumption of liabilities, and determined the applicable purchase prices under the option agreements to be as follows: (a) for the assets of Access Holdings Company L.L.C., — $2.3 million, plus assumption of liabilities of $1.4 million; and (b) for the assets of AHC II Company, L.L.C., — $236,000, plus the assumption of liabilities of $96,000. The named executive officers repaid their loans from us, collectively totaling approximately $2.3 million, using a portion of the purchase price paid by us for the assets of Access Holdings. The named executive officers earned a profit of approximately $52,000 each on their investment in Access Holdings.

      As a result of these transactions, we now own interests through our subsidiaries in several newly-organized tenant service entities, the interests in certain real properties and minority voting securities of certain former non-controlled subsidiaries engaged in the real estate, insurance and management businesses.

      Wilson/ Equity Office. In June 2000, we and Wilson Investors L.L.C., which we refer to as “WI”, an entity controlled by William Wilson III, entered into a joint venture agreement to form Wilson/ Equity Office L.L.C., which we refer to as “W/EO,” for the purpose of developing, constructing, leasing and managing developments. As required by the terms of our merger agreement with Cornerstone Properties Inc.,

Mr. Wilson became a trustee of Equity Office in June 2000. W/EO is owned 49.9% by us and 50.1% by WI. Mr. Wilson, through his ownership of WI, owns approximately 22% of W/EO. We have committed to contribute $36.1 million in capital to W/EO, of which $16.1 million has been funded through December 31, 2000. We also have agreed to loan up to $25 million to WI for its required contribution to W/EO at an interest rate of 15% per annum. The largest outstanding balance of this loan for 2000 was approximately $4.1 million. The outstanding balance of this loan at March 31, 2001 was approximately $8.4 million.

      We have created or anticipate creating joint ventures with W/EO and in certain cases unaffiliated third parties for these development properties. The equity costs for these developments will be funded by Equity Office and W/EO in a 60%/40% ratio and in some cases by third parties as described within each development’s respective operating agreement. In addition to our investment of $16.1 million in W/EO mentioned above, we have funded through our direct interest in the various development projects a total of approximately $48.6 million of development costs through December 31, 2000. We and WI expect to negotiate and enter into an agreement with W/EO providing for the extension by us of first mortgage financing to the ownership entities of each of these developments at LIBOR plus 2.462%, generally maturing 36 months after initial funding (or earlier at our option in the event alternative financing sources are available on terms reasonably acceptable to WI and any unrelated third-party investors). The aggregate amount of any such financing would be capped at 70% of budgeted construction costs. The total square footage that may be developed is approximately 2.1 million and the total projected estimated cost to complete the developments, including ours, WI’s and any unaffiliated party’s share, is approximately $725.2 million. In accordance with the W/EO Joint Venture Agreement, we have a right of first offer to purchase the W/EO interest in each development subsequent to project stabilization.

      Moody Non-Competition Agreement. In June 2000, in connection with our merger with Cornerstone Properties Inc., Mr. Moody became a trustee and entered into a non-competition agreement with us that restricts his ability to engage in business activities that are competitive with us. In consideration of the foregoing, we paid Mr. Moody $5.0 million.

      PGGM Loans. In connection with our merger with Cornerstone Properties Inc. in June 2000, $250 million of mortgage debt at an annual interest rate of approximately 7.5% was assumed on certain properties payable to PGGM, of which Mr. van der Vlist, a trustee of Equity Office, is director of real estate. The largest outstanding balance of this mortgage debt for 2000 was approximately $250 million. In October 2000, we repaid $65 million encumbering Trans Potomac Plaza upon its maturity leaving approximately $185 million of principal payable to PGGM at March 31, 2001.

      Other. Our management company subsidiary has entered into third-party management contracts to manage certain properties owned or controlled by affiliates of Mr. Zell. Income recognized by us for providing these management services during 2000 was approximately $800,000.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

      The following table sets forth information with respect to persons who are believed by us to beneficially own more than five percent of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of March 16, 2001. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of March 31, 2001. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Common Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	of Common Shares

FMR Corp.(1)	29,569,725	9.6%
Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, MA 02109

Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen(2)	25,371,877	8.2%
Kroostweg — Noord 149
3700 AC Zeist
The Netherlands

(1)	Amendment No. 4 to Schedule 13G of the reporting persons filed with the SEC on February 13, 2001 states that FMR Corp. has sole power to vote or direct the vote of 2,742,121 common shares and has the sole power to dispose or direct the disposition of 29,569,725 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 26,730,304 shares, as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.’s chairman, and FMR Corp., through its control of Fidelity Management, each is reported as having sole power to dispose of the 26,730,304 shares owned by the Fidelity funds, but no power to vote or direct the voting of the shares. Fidelity Management Trust Company, which also is a wholly owned subsidiary of FMR Corp., is the beneficial owner of 2,839,421 shares, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each are reported as having sole dispositive power over 2,839,421 of these shares and sole power to vote or direct the voting of 2,742,121 of such shares. The Amendment No. 4 to Schedule 13G also states that Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and that Abigail P. Johnson is a director and owns 24.5% of the outstanding voting stock of FMR Corp.

(2)	In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, PGGM Equity Office agreed to assume Cornerstone’s obligations under an amended and restated registration rights and voting agreement, dated December 16, 1998, between Cornerstone and PGGM, as amended by a voting agreement entered into by Equity Office and PGGM concurrently with the Cornerstone merger agreement. Under this agreement, PGGM may not take any of the following actions until 90 days after the date on which no Equity Office trustee nominated by PGGM in accordance with the PGGM voting agreement remains a trustee of Equity Office:

•	directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any of Equity Office’s equity securities if, immediately after such purchase or acquisition, PGGM and its affiliates would own 12% or more of the Equity Office common shares. “Equity security” means any (a) Equity Office common shares, (b) securities of Equity Office that are convertible into or exchangeable for Equity Office common shares and (c) options, rights, warrants and similar securities issued by Equity Office to acquire Equity Office common shares;

•	directly or indirectly propose to Equity Office or any person or entity a “business combination,” which is defined to mean any one of the following transactions: (a) any merger or consolidation of Equity Office or any Equity Office subsidiary with any person or entity, other than Equity Office; (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition by Equity Office, in one transaction or a series of transactions to or with any person or entity, of all or a substantial portion of the assets of Equity Office and its subsidiaries taken as a whole; (c) the adoption of any plan or proposal for the liquidation or dissolution of Equity Office proposed by or on behalf of PGGM or any affiliate of PGGM; or (d) any reclassification of securities (including any reverse share split), recapitalization of Equity Office, or any merger or consolidation of Equity Office with any of its subsidiaries, or any other transaction to which Equity Office is a party which has the effect, directly or indirectly, of increasing the proportionate share of PGGM or any affiliate of PGGM, whether or not with or into or otherwise involving PGGM or any affiliate of PGGM; or

•	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise, encourage or influence any person or entity with respect to the voting of any capital shares of Equity Office, initiate, propose or otherwise solicit shareholders of Equity Office for the approval of one or more shareholder proposals or induce or attempt to induce any other person or entity to initiate any shareholder proposal; or deposit any equity securities of Equity Office into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities, or form, join or in any way participate in a group with respect to any equity securities.

The standstill provision may be waived by Equity Office with the approval of a majority of its Board, excluding any trustee nominated by PGGM.

AUDITORS

      The Board has engaged Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2001. Ernst & Young was first engaged to serve as our auditors for the fiscal year ended December 31, 1997. Representatives of Ernst & Young are expected to be available at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Ernst & Young’s fees for providing services to us in 2000 were as follows:

      Audit Fees. The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements for 2000 and the reviews of the financial statements included in our Form 10-Q’s for 2000 was approximately $590,000.

      Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Ernst & Young for financial information systems design and implementation services provided to us for 2000 was approximately $616,000.

      All Other Fees. The aggregate fees billed by Ernst & Young for all other services rendered by it to us for 2000 was approximately $1,314,000.

      The Audit Committee of the Board of Trustees has considered whether the provision of the foregoing non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 2002 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 17, 2001 to be considered for inclusion in our Proxy Statement relating to the 2002 meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2002 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 21, 2002 and not later than March 25, 2002 and must comply with the other provisions and requirements of Article II, Section 13 of our Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President, Chief Legal
Counsel and Secretary

Chicago, Illinois
April 16, 2001

ANNEX A

AUDIT COMMITTEE CHARTER

I.   PURPOSE

      The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee is to:

(a) Serve as an independent and objective body to monitor the Trust’s financial reporting process and internal control systems;

(b) Serve, together with the Board, as the ultimate authority to which the independent auditor (the “Independent Auditor”) and the internal auditing department (“Internal Audit”) are accountable, and have, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor (or to nominate the Independent Auditor to be proposed for shareholder approval in any proxy statement);

(c) Review and audit efforts of the Independent Auditor and Internal Audit; and

(d) Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board.

II.  COMPOSITION AND EXPERTISE

(a) Members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange and any other market or markets, if any, on which the securities of the Trust or any of its subsidiaries are traded. Determinations as to whether a particular trustee satisfies the requirements for membership on the Audit Committee will be made by the Board.

(b) The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board (commencing with the 2001 organizational meeting) and shall serve until their successors shall have been duly elected and qualified or until their resignation or removal. Unless a Chair is designated by the full Board, the members of the Audit Committee may elect a Chair by majority vote.

(c) The Audit Committee shall be composed of not less than three Trustees.

III. DUTIES AND RESPONSIBILITIES

      The Audit Committee shall:

     Documents/ Reports Review

(a) Review the adequacy of this Charter at least annually and at such other intervals as the Audit Committee or the Board determines.

(b) Review and discuss with management the annual audited and quarterly financial statements.

(c) Review reports to management prepared by the Independent Auditor or Internal Audit and any responses to the same by management.

     Independent Auditor

(d) Review and recommend to the Board: (i) the selection of the Independent Auditor to audit the books, records and accounts of the Trust, and (ii) the approval of the fees and other compensation of the Independent Auditor.

(e) Review and discuss with the Independent Auditor all significant relationships that the auditor and its affiliates have with the Trust and its affiliates in order to determine the auditor’s independence.

A-1

The Audit Committee shall: (i) request, receive and review on a periodic basis, a formal written statement from the Independent Auditor delineating all relationships between the Independent Auditor and the Trust, (ii) discuss with the Independent Auditor and disclose relationships or services that may impact the objectivity and independence of the Independent Auditor and (iii) recommend that the Board take appropriate action in response to the Independent Auditor’s report to satisfy itself of the Independent Auditor’s independence.

     Financial Reporting Process

(f) Review the financial processes and audit controls, both internal and external, based on consultation with the Independent Auditor and Internal Audit.

(g) Review the Independent Auditor’s judgment about the quality and appropriateness of accounting principles as applied in financial reporting.

(h) Consider and, if appropriate, recommend to the Board significant changes to auditing and accounting principles and practices as suggested by the Independent Auditor, management of Internal Audit.

     Process Improvements

(i) Review reports to the Audit Committee by each of management, the Independent Auditor and Internal Audit regarding any significant judgments made in management’s preparation of financial statements and the view of each as to the appropriateness of such judgments.

(j) Review with each of management, the Independent Auditor and Internal Audit any significant difficulties encountered during the course of each audit.

(k) Review any significant disagreement among management, the Independent Auditor and Internal Audit in connection with the preparation of the financial statements.

(l) Review with the Independent Auditor, Internal Audit and management the extent to which changes or improvements in financial or accounting practices and internal controls, as approved by the Audit Committee, have been implemented.

     Other

(m) Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

(n) Keep a record of the acts and proceedings of the Audit Committee and report thereon to the Board periodically or whenever requested to do so.

(o) Review, with the Trust’s counsel, legal compliance matters or any legal matter that could have a significant impact on the organization’s financial statements.

(p) Perform such other activities, consistent with this Charter, the Trust’s Declaration or Trust, Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

(q) While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to implement internal controls or to determine that the Trust’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations. The review of the financial statements by the Audit Committee is not of the same quality as the audit performed by the Independent Auditor. In carrying out its responsibilities, the Audit Committee’s policies and procedures should remain flexible in order to best react to a changing environment.

A-2

SKU#EOP-PS-01

PROXY

EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606
This Proxy is Being Solicited on Behalf of the Board of Trustees
For the Annual Meeting of Shareholders to be Held on May 22, 2001

      The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby appoints Timothy H. Callahan and Stanley M. Stevens, or either of them (the “Proxy Holders”), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of the Trust to be held in Chicago, Illinois, at 9:00 a.m. (C.D.T.) on Tuesday, May 22, 2001, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

      You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your Common Shares unless you sign and return this card.

      Note: If you plan to attend the Annual Meeting in person, please let us know by marking this card in the space provided.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VOTE BY TELEPHONE

It’s fast, convenient, and immediate.
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.

YOUR VOTE IS IMPORTANT! 1-877-PRX-VOTE anytime!

OR

VOTE BY INTERNET

It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Go to the Website. http://www.eproxyvote.com/eop
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
http://www.eproxyvote.com/eop anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

EQUITY OFFICE PROPERTIES TRUST
     c/o EquiServe
     P.O. Box 9398
     Boston, MA 02205-9398

DETACH

☒ Please mark votes as in this example

1. Authority to vote for the election as trustees of the four nominees listed below to terms expiring in 2004.
Nominees: (01) Thomas E. Dobrowski, (02) Jerry M. Reinsdorf, (03) Edwin N. Sidman, (04) Samuel Zell

FOR ALL NOMINEES ☐   ☐ WITHHELD FOR ALL NOMINEES

☐ ______________________________
(For all nominees except for those nominees whose names or number are as noted above)

2. In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, the Proxy will be voted FOR the election of the four nominees to terms expiring in 2004, and otherwise in the discretion of the Proxy Holders.**

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature: ______________________________ Date: __________

Signature: ______________________________ Date: __________